EXHIBIT 12
                       THE BANK OF NEW YORK COMPANY, INC.
                  Ratios of Earnings to Fixed Charges and Ratios
                       of Earnings to Combined Fixed Charges
                           and Preferred Stock Dividends
                              (Dollars in Millions)


                                             For the three months ended
                                                      March 31,
                                                1996            1995
EARNINGS                                        ----            ----
- --------

 Income Before Income Taxes                     $395            $344
 Fixed Charges, Excluding Interest
  on Deposits                                    136             145
                                                ----            ----
 Income Before Income Taxes and Fixed
  Charges, Excluding Interest on Deposits        531             489
 Interest on Deposits                            291             308
                                                ----            ----
 Income Before Income Taxes and Fixed
  Charges, Including Interest on Deposits       $822            $797
                                                ====            ====
FIXED CHARGES
- -------------

 Interest Expense, Excluding Interest
  on Deposits                                   $129            $137
 One-Third Net Rental Expense*                     7               8
                                                ----            ----
 Total Fixed Charges, Excluding Interest
  on Deposits                                    136             145
 Interest on Deposits                            291             308
                                                ----            ----
 Total Fixed Charges, Including Interest
  on Deposits                                   $427            $453
                                                ====            ====
PREFERRED STOCK DIVIDENDS, PRE-TAX BASIS        $  4            $  4
- ----------------------------------------        ====            ====

EARNINGS TO FIXED CHARGES RATIOS
- --------------------------------

 Excluding Interest on Deposits                 3.90x           3.37x
 Including Interest on Deposits                 1.93            1.76

EARNINGS TO COMBINED FIXED CHARGES
& PREFERRED STOCK DIVIDENDS RATIOS
- ----------------------------------

 Excluding Interest on Deposits                 3.79            3.28
 Including Interest on Deposits                 1.91            1.74

       * The proportion deemed representative of the interest factor.